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                                                                   Exhibit 11
                    MEREDITH CORPORATION AND SUBSIDIARIES          ----------
                 Computation of Primary and Fully Diluted Per
                 Common Share Earnings - Treasury Stock Method
                         Five years ended June 30, 1996
               (not covered by Independent Accountants' Opinion)

     (Note: All share and per-share information reflects the two-for-one stock split effected March 16, 1995.)

Weighted average number of shares (in thousands)

                                 Dilutive effect of
                                  unexercised stock
            Weighted average    options and management
            number of shares     incentive deferred
              outstanding              awards                  Total
            ----------------    ----------------------    ----------------
                      Fully                  Fully                  Fully
            Primary  Diluted       Primary  Diluted       Primary  Diluted
            -------  -------       -------  -------       -------  -------
1996         27,398   27,398         775      813          28,173   28,211
1995         27,425   27,425         329      348          27,754   27,773
1994         28,365   28,365         202      238          28,567   28,603
l993         30,532   30,532          40       40          30,572   30,572
1992         32,282   32,282          62       62          32,344   32,344


Primary and fully diluted earnings per common share

        Earnings from                         Cumulative
      Cont. Operations       Earnings         Effect of
      Before Cum. Effect       from           Change in
        of Change in       Discontinued       Accounting
      Acctg. Principles     Operations        Principles          Total
      ------------------  ---------------  ----------------  ----------------
                 Fully             Fully             Fully             Fully
       Primary  Diluted   Primary Diluted  Primary  Diluted  Primary  Diluted
       -------  -------   ------- -------  -------  -------  ------- --------
1996    $1.94    $1.94     $(.03)  $(.03)   $   -    $   -    $1.91    $1.91
1995     1.59     1.59      (.15)   (.15)   (1.67)   (1.67)    (.23)    (.23)
1994     1.14*    1.14*     (.19)   (.19)       -        -      .95*     .95*
1993      .70      .70      (.09)   (.09)       -        -      .61      .61
1992      .03      .03         -       -     (.23)    (.23)    (.20)    (.20)

Note:  Primary - based on average market prices.
       Fully Diluted - Based on the higher of the average market price or the market price at June 30 of each year.

*Dilution less than three percent from earnings per common share outstanding and therefore not considered to be material.